                                                                     EXHIBIT 10D

                                GATX CORPORATION
                     2004 EQUITY INCENTIVE COMPENSATION PLAN
                           RESTRICTED STOCK AGREEMENT

         THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and GATX Corporation (the "Company");

         WHEREAS, the Company maintains the GATX Corporation 2004 Equity Incentive Compensation Plan (the "Plan"), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the "Committee") to receive a Restricted Stock Award (which is a Full Value Award) under the Plan;

         NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

         The "Participant" is NAME.

         The "Grant Date" is DATE.

         The number of shares of "Restricted Stock Units" granted under this Agreement is NUMBER.

         Other terms used in this Agreement are defined pursuant to paragraph 13 or elsewhere in this Agreement. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

2. Award. The Participant is hereby granted the number of Restricted Stock Units set forth in paragraph 1, subject to the terms of the Plan and this Agreement.

3. Voting Rights and Dividends. Notwithstanding anything to the contrary, the Participant shall not be entitled to vote Restricted Stock Units, but from and after the Determination Date shall be entitled to vote shares of Restricted Stock which have not been previously forfeited.

         Unless a Participant's Date of Termination has occurred prior to the Determination Date, following the Determination Date an account shall be established for the Participant, to which shall be credited dividend equivalents equal to the product of (a) the number of the Participant's Restricted Stock and (b) the dividend declared on a single share of the Company's Common Stock during the period beginning on the Grant Date and ending on the Date of Determination. Unless a Participant's Date of Termination shall have previously occurred, on each dividend payment date thereafter during the period beginning on the Determination Date and ending on the second anniversary thereof, the

         Participant's account shall be credited with dividend equivalents equal to the product of (x) the number of the Participant's Restricted Stock and (y) the dividend declared on a single share of the Company's Common Stock with respect to the immediately preceding dividend record date. A Participant shall be entitled to a distribution of the dividend equivalents credited to his or her account to the extent he or she has become vested in his or her Restricted Stock, subject to any adjustment made by the Committee as contemplated by subparagraph (5)(b)(ii) hereof.

4. Deposit of Restricted Stock Certificates. The securities evidencing the Restricted Stock shall be imprinted with the following legend: The securities evidenced by this certificate are subject to transfer and forfeiture restrictions and other provisions of the Restricted Stock Agreement dated DATE between NAME and GATX Corporation.

5. Vesting, Transfer and Forfeiture of Restricted Stock. The number of shares of Restricted Stock granted to the Participant shall depend on the extent to which the Performance Goals set forth on Exhibit 1 have been achieved during the Performance Period, and shall be calculated as set forth on Exhibit 2.

         (a) Except as provided in paragraph (b), if the Participant's Date of Termination has not previously occurred, the Restricted Stock to which a Participant has become entitled shall vest on the second anniversary of the Determination Date. If the Participant's employment is terminated for Cause or the Date of Termination occurs prior to the second anniversary of the Determination Date, the Participant shall forfeit all non-vested shares.

         (b) Notwithstanding the foregoing provisions of this paragraph 5, the Participant shall become vested in the Restricted Stock, and become owner thereof free of all restrictions otherwise imposed by this Agreement, as follows:

                  (i) If the Participant's employment is involuntarily terminated by the Company not less than twelve months following the Grant Date, he or she will be entitled to a pro rata portion of the Restricted Stock based on his or her length of employment during the Restricted Period. The pro rata portion of the Restricted Stock shall equal the product of the Restricted Stock multiplied by a fraction (not greater than one), the numerator of which is the number of months the Participant is employed by the Company or its Subsidiaries during the period beginning on the Grant Date and ending on the Date of Termination and the denominator of which is the number of months in the Restricted Period.

                  (ii) If the Participant's Date of Termination occurs by reason of the Participant's death, Retirement or Disability prior to the second anniversary of the Determination Date the Participant shall be entitled to a pro rata portion of the Restricted Stock based on his or her length of employment during the Restricted Period. Provided, however, if the Participant's Date of Termination occurs as described in the immediately preceding sentence prior to the Determination Date, then delivery of the shares will be made as promptly as is practicable following the Determination Date. Provided further, that if a Participant's Date of Termination occurs by reason of the Participant's death, Retirement or Disability, as described in the first sentence of this subparagraph (ii), the Committee may, in its sole discretion, increase the number of Restricted Stock to which the Participant is entitled.

                  (iii) The Participant shall become fully vested in the Restricted Stock upon a Change in Control that occurs at the Company level, on or before the Participant's Date of Termination and before the second anniversary of the Determination Date. If the Change of Control occurs prior to the Determination Date, the number of Restricted Stock shall be calculated as if the Company had achieved 100% performance against goal. If a Change of Control occurs at a Subsidiary with respect to a Participant prior to the Determination Date, the Participant shall be entitled to one-third (1/3) of the Restricted Stock assuming 100% performance against goal. A Participant shall be entitled to two-thirds (2/3) of the Restricted Stock if a Change of Control occurs at a Subsidiary level with respect to such Participant during the first year subsequent to the Determination Date, and to 100% of the Restricted Stock if a Change of Control occurs at a Subsidiary with respect to such Participant during the second year subsequent to the Determination Date.

         (c) Neither Restricted Stock Units nor Restricted Stock may be sold, assigned, transferred, pledged or otherwise encumbered until the Participant is vested in such shares.

6. Withholding. The grant and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes. Subject to such rules and limitations as may be established by the Committee from time to time, the Participant may satisfy his or her withholding obligations through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that, except as otherwise provided by the Committee, such shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

7. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant's death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If the Designated Beneficiary survives the Participant but dies before the exercise of all rights or the complete distribution of benefits under this Agreement, then any remaining rights and any remaining benefit distribution shall be exercisable by or distributed to the legal representative of the estate of the Designated Beneficiary.

8. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding on all persons.

9. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Director, Compensation of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

10. Not An Employment Contract. The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

11. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, to the attention of the Director, Compensation at the Company's principal executive office.

12. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the parties.

13. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

         Cause. The term "Cause" shall mean (i) the willful and continued failure of the Participant to perform the Participant's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct in the course of his or her discharge of duties for the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief, that the Participant's action or omission was in the best interests of the Company.

         Change in Control. The term "Change in Control" shall have the meaning ascribed to it in Section 5 of the Plan.

         Date of Termination. The term "Date of Termination" means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company (or in the case of a non-employee member of the Board of Directors of the Company, a member on the Board) or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer. If, as a result of a sale, merger or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), and the Participant is not, at any time during the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

         Designated Beneficiary. The beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.

         Determination Date. December 31st, immediately following the Grant
         Date.

         Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a "Disability" during the period in which the Participant is considered to be "disabled" as that term is defined in the Company's long term disability plan.

         Restricted Period for the Restricted Stock Units and Restricted Stock shall begin on the Grant Date and end on the date the shares, if any, become vested.

         Retirement. "Retirement" of the Participant means retirement on a "Retirement Date," as that term is defined in the GATX Corporation Non-Contributory Pension Plan for Salaried Employees (the "Pension Plan"); provided that if the Participant is not a participant in the Pension Plan, the Retirement Date shall be the date determined by the Committee.

         IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant: ______________________________

GATX Corporation

By: ________________________________

Its: ________________________________